SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into this 31st day of October, 2005 by USN CORPORATION, a Colorado corporation, and USN TELEVISION GROUP, INC. ( collectively “Employer”), and Mr. Terry Washburn hereinafter referred to as “Employee”, collectively referred to as the “parties”.

WHEREAS, each of the parties hereto acknowledge and agree that Employee has, prior to or concurrently herewith, resigned, from all of his director, employee or other positions with Employer and from all of his such positions with Altron Ltd., Gem Manufacturing, Inc. and The Diamond Channel, Inc., each a direct or indirect subsidiary of Employer (and each entity included within the definition of Employer);

WHEREAS the parties mutually desire to enter into this Agreement;

WHEREAS the terms of this Agreement are the product of mutual negotiation and compromise between Employer and Employee;

WHEREAS Employee has been advised by Employer to consult with an attorney and a tax professional prior to executing this Agreement and has carefully considered other alternatives.

Therefore, Employee and Employer, for the good and sufficient consideration set forth below, agree as follows:

1.	CONSIDERATION: In consideration for Employee resigning from all of his director, employee or other positions with Employer and from all of his such positions with any direct or indirect subsidiary of Employer (and each entity included within the definition of Employer) executing this Agreement and releasing any rights and/or claims that Employee may have against Employer, Employer agrees that:

a.	Employer shall pay to Employee, as severance payments, the total amount of fifty eight thousand five hundred dollars ($58,500.00) less any applicable withholding taxes. Employer shall pay such amount in nine (9) equal installments of six thousand five hundred dollars ($6,500.00) less any applicable withholding taxes, which shall be payable on the 5th and 20th day of each month commencing November 5, 2005 through and including March 5, 2006. Employee acknowledges and agrees that Employer has no obligation during the duration of such payment period, or thereafter, to (i) provide Employee with, or cover or reimburse Employee for the costs of, any health, dental, life, disability or other employee benefit, and (ii) to reimburse Employee for any expenses incurred by Employee prior to this Agreement in relation to the Employer. Employer agrees to grant to Employee three hundred and fifty thousand (350,000) shares of validly issued common stock of Employer to be held in trust, at the direction of Employee, by G. David Gordon, Jr. until January 1, 2006, but no later than January 14, 2008, wherein such time all or any part of said shares may be released to Employee at Employee’s sole discretion.

2.	MUTUAL RELEASE: The parties hereto of their own free will knowingly and voluntarily release and forever discharge and covenant not to sue one another, and their respective affiliates, subsidiaries, divisions, successors, assigns, executors, administrators, officers, directors, shareholders, employees, consultants, agents, attorneys, insurers and representatives from any and all actions or causes of action, suits, claims, charges, complaints, contracts (whether oral or written, express or implied from any source), and promises, whatsoever, in law or equity, which, against one another, their heirs, executors, administrators, successors and assigns may have or hereafter can, shall or may have, including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims, or damages to, for, upon, or by reason of any matter, cause or thing whatsoever relating to Employee’s employment by Employer and the cessation of said employment, and including, but not limited to, any alleged violation of the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, sections 1981 through 1988 of Title 42 of the United States Code and all amendments thereto, the Employee Retirement Income Security Act of 1974 (“ERISA”), The Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), The Older Workers Benefits Protection Act of 1990 (“OWBPA”) the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the California Family Rights Act (“CFRA”), The Federal Family and Medical Leave Act (“FMLA”), The California Fair Employment and Housing Act (“FEHA”), the California Minimum Wage Law, the Equal Pay Law for California, and any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, contract or tort or common-law having any bearing whatsoever on the terms and conditions and/or cessation of employment with Employer including, but not limited to, any allegations for costs, fees or any other expenses, including attorney’s fees incurred in these matters, which they ever had, now has, or shall have from the beginning of the employment relationship to the date of this Agreement. Any claim for vacation pay, sick pay, unpaid cash compensation, unpaid stock or stock option compensation is included in this release.

3.	WAIVER OF § 1542: The parties acknowledge that they may hereafter discover facts different from or in addition to what they know or believe to be true with respect to the matters herein released, and agree that the Releases shall be and remain in effect in all aspects as complete a general release as to the matters released, notwithstanding any such difference or additional facts. The parties acknowledge that they have been informed of Section 1542 of the Civil Code of the State of California, and do hereby expressly waive and relinquish all rights and benefits which they may have under Section, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The provisions of Section 1542 of the California Civil Code of any similar statutes, laws, or principles of any jurisdiction which may be applicable hereto ARE HEREBY WAIVED by the parties, and they each acknowledge that this waiver is an essential term of the Agreement, without which the consideration provided herewith would not have been given by any or all of them.

4.	INDEMNIFICATION: Employer agrees to indemnify and hold Employee harmless, to the fullest extent allowable under applicable law, from and against any actual or threatened claims, damages, charges, judgments, action in law or equity, settlement or compromise, liabilities and expenses actually and reasonably incurred by or imposed, including reasonable attorneys’ fees, arising out of Employee’s employment with Employer, including any alleged wrongdoing alleged to be the result of or arising out of any act or omission of Employee; provided, however, that, Employee shall not be entitled to indemnification with respect to any matter where a final, non-appealable judgment has been entered finding that Employee’s liability results from his willful misconduct in the discharge of his duties under in the course of his employment with Employer.

5.	MERGER: The parties warrant that no promise, inducement, or agreement not expressed herein has been made in connection with this Agreement, and that this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous written or oral communications, understandings and agreements with respect to the subject matter hereof. It is expressly understood and agreed this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever except by writing duly executed by authorized representatives of each of the parties.

6.	SUCCESSORS: This Agreement shall be binding upon and inure to the benefit of each party to this instrument, and to all employees, agents, servants, insurers, legatees, attorneys, predecessors, heirs, executors, affiliates, officers, directors, shareholders, and joint venturers of each party to this Agreement.

7.	ADVICE AND REVIEW OF AGREEMENT BY COUNSEL: Employee acknowledges and agrees that he has been advised, by this Agreement, to have this Agreement reviewed by an attorney or the representative of their choice and that they have had ample opportunity to seek the advice of counsel regarding this Agreement. Employee further warrants that he has read this Agreement and fully understands its content and its binding legal effect. Employee agrees that he is signing this Agreement voluntarily.

8.	WAIVER OF RIGHT TO FILE: Subject to Employer’s timely payment and performance under this Agreement, Employee waives his right to file any charge or complaint nor will they accept any relief or recovery from any charge or complaint before any federal, state or local administrative agency against Employer. Employee confirms that no charge, complaint, or action exists in any forum or form as against Employer.

9.

CONFIDENTIALITY; NON-DISPARAGEMENT: Employee acknowledges that during the course of his relationship with Employer he has acquired certain non-public information regarding Employer and its subsidiaries and affiliates, including without limitation information regarding the financial condition, the prospects, the business plan, the shareholders, the contracts and agreements, and the assets and liabilities of Employer (the “Information”). Employee agrees to maintain the confidentiality of all such Information, unless Employee is required by applicable law to disclose any such Information. The parties agree that they will not make negative or disparaging comments about one another and will make no attempts to cast any of the parties or their employees, officers or agents in a negative light either directly or through a third party. Employee represents and warrants that they have not conversed, corresponded nor filed any report, complaint, charges or lawsuits against Employer and all related holding, parent and subsidiary corporations (including their affiliates, officers, directors, and employees) with the media, any individual, employee of Employer, association or group, governmental agency to cast any of the parties or their employees, officers or agents in a negative light. The parties may not grant interviews, correspond outside of the normal course of business, publish or cause to be published any article, book, textbook, play, audio or tape recordings, television broadcasts, films, internet or electronic publications, or any other form of communication concerning Company or the business of Company or concerning any of it’s employees, shareowners, founders, officers, consultants, directors, agents or affiliates.

10.	RETURN OF RECORDS AND PROPERTY: Upon execution of this Agreement, Employee shall promptly deliver to the Company any and all Company records and any and all Company property in their possession or under their control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

11.	GOVERNING LAW: This Agreement is made in the State of California and shall be interpreted under the laws of said State. Employee covenants not to challenge or contest in any court or adjudicatory body any provision of this Agreement. Should any provision of this Agreement be declared illegal, unenforceable, and not otherwise subject to reformation, including the general release language, such provision shall immediately become null and void, leaving the remainder of this in full force and effect.

12.	ATTORNEY’S FEES AND COSTS: In the event of a breach by Employer in failing to make timely payments to Employee as provided herein, Employee may bring a suit for enforcement of same, and if successful, shall be awarded his reasonable attorney’s fees, all costs of court, and litigation expenses, including travel and lodging where reasonably necessary, incurred in prosecution of said suit.

13.	NO ADMISSION OF LIABILITY: Employee agrees that neither this Agreement nor the furnishings of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

14.	NO MODIFICATION: This Agreement may not be modified, altered or changed except upon written consent of both parties wherein specific reference is made to this Agreement.

15.	NO ASSIGNMENT OF RIGHTS: The parties hereto represent and warrant that they have the power and authority to enter into this Agreement and that they have not assigned or otherwise conveyed or attempted to convey any of the rights released herein.

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THE PARTIES HAVE READ AND FULLY CONSIDERED THE AGREEMENT AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT. THE TERMS OF THIS AGREEMENT ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN EMPLOYEE, AND EMPLOYER. EMPLOYEE HAS BEEN AND IS ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH “2” ABOVE, LASTLY EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THEY HAVE OR MIGHT HAVE AGAINST EMPLOYER.

THEREFORE, the parties to this Agreement now voluntarily and knowingly execute this Agreement.

EMPLOYEE:

/s/ Terry Washburn
Terry Washburn

EMPLOYER:

USN CORPORATION

By:	/s/ Mark J. Miller
Name:	Mark J. Miller
Title:	C.E.O.

USN TELEVISION GROUP, INC.

By:	/s/ Mark J. Miller
Name:	Mark J. Miller
Title:	President